Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is entered into by and between Mr. Sam Rubin (“Employee”), and LightPath Technologies, Inc., a Delaware corporation, having a principal address of 2603 Challenger Tech Ct., Suite 100, Orlando, Florida 32826 (“Company”) and is effective as of the date Employee and the Company execute this Agreement, whichever date is latest (“Effective Date”).

RECITALS

Company desires to employ Employee in the capacity described below, on the terms and conditions, and subject to the rights of termination hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and Company have agreed and do hereby agree as follows:

AGREEMENT

1.
Duties: Company hereby employs, engages and hires Employee as Chief Executive Officer, and Employee hereby accepts and agrees to such hiring, engagement, and employment. Employee agrees to perform any and all duties and to assume any and all responsibilities that may be assigned from time to time by the Board of Directors of Company.

a.
Employee will devote Employee’s full time, energy, and skill to the performance of duties for Company and for the benefit of the Company, reasonable vacations authorized by the Board of Directors and reasonable absences because of illness excepted. Employee also will exercise due diligence and care in the performance of Employee’s duties to Company under this Agreement. Employee shall render services to Company and perform duties at such place or places in as Company shall require in accordance with its best interests, needs, business and opportunities.

b.
During Employee’s employment with Company, Employee shall not enter into the services of or be employed in any capacity or for any purposes whatsoever, whether directly or indirectly, by any person, firm, corporation or entity other than Company, and will not, during said period of time, be engaged in any business, enterprise or undertaking other than employment by the Company without the prior written consent of the Company.

c.
Employee acknowledges and agrees that as Chief Executive Officer he will be subject to the various policies of Company including, but not limited to, the Code of Business Conduct and Ethics, the Code of Business Conduct and Ethics for Senior Financial Officers, and the Guide for Trading in Securities by Employees, Officers, and Directors.

d.
Employee acknowledges and agrees that as Chief Executive Officer he will be expected to maintain ownership of Company Class A common stock, par value $0.01 per share (the “Common Stock”), in accordance with guidelines established by the Board of Directors as in effect from time to time.

e.
As soon as reasonably practicable after the Effective Date of this Agreement, Company’s Board of Directors shall increase the size of the board and appoint Employee to fill the resulting vacancy. Employee shall serve as a Class III director and shall stand for election at the fiscal 2021 annual meeting of stockholders, which meeting is expected to be held in November 2020.

2.
Location:

a.
Employee must relocate Employee’s permanent residence to Orlando, Florida or its surrounding communities within 4 months of the Effective Date. Employee will further be required to move Employee’s immediate family, household goods, and other belongings to Employee’s new permanent residence within 4 months of the Effective Date.

b.
Company will reimburse Employee for actual and reasonable relocation expenses up to $50,000.00, which will be paid to Employee within a reasonable amount of time after receiving Employee’s relocation expense receipts. The total period for relocation reimbursement concludes on August 1, 2020, however exceptions may be granted by the Compensation Committee. Company will only reimburse relocation expenses that are documented with receipts in accordance with Company policy, including up to 4 months of temporary housing expenses and periodic travel back to family prior to their relocation.

c.
Company will pay to Employee up to $15,000.00 in addition to the reimbursed relocation expenses to account for federal income taxes incurred by Employee as a result of the relocation reimbursement. At the discretion of the Compensation Committee, this additional amount could increase based upon taxation circumstances Employee may present.

d.
If Employee leaves Company for any reason other than death, disability or discharge by Company within twelve (12) months of the Effective Date, Employee is responsible to reimburse Company a prorated portion of all relocation expenses received from Company, including any additional sums received pursuant to subsection 2(c) above. Repayment can be made in installments agreed to by Company.

3.
Employment Period: This Agreement, and the benefits offered to Employee herein, are contingent upon Employee’s successful completion of a background check and drug screen in accordance with applicable law. Employee’s employment with Company will be “at will,” meaning that either Employee or Company will be entitled to terminate the employment at any time, with or without cause. Any contrary representations which may have been made to Employee are superseded by this Agreement. The “at will” nature of the employment may only be changed in an express written agreement signed by Employee and the Chairman of the Board of Directors of Company.

4.
Compensation:

a.
Base Salary –Company shall pay Employee, and Employee agrees to accept from the Company in full payment for Employee’s services and promises to Company (specifically including the covenants set forth in Sections 6 through 11), a $350,000.00 annual salary (“Base Salary”) payable in equal bi-weekly installments, or otherwise in accordance with Company’s normal pay practices as the same may be altered from time to time by Company.

b.
Variable Compensation – During Employee’s employment with Company, Employee shall be entitled to participate in all bonus, incentive compensation and performance based compensation plans, including, but not limited to the LightPath Technologies, Inc. 2018 Stock and Incentive Compensation Plan (“the Plan”), and other similar policies, practices, programs and arrangements of Company, now in effect or as hereafter amended or established, on a basis that is commensurate with his position and no less favorable than those generally applicable or made available to other executives of Company. Employee’s participation shall be in accordance with the terms and provisions of such plans and programs.

i.
Employee will be eligible for a one-time bonus of up to $100,000.00, based on qualitative factors that will be determined by the Compensation Committee of the Board of Directors within 30 days of the Effective Date (“Special 2020 Bonus”). Any earned Special 2020 Bonus will be paid in October 2020.

ii.
As soon as reasonably practicable after the Effective Date, the Compensation Committee of the Board of Directors will grant, on a one-time basis, a restricted stock award (the “Restricted Stock Award”) consisting of 100,000 shares of Company’s Common Stock, with 50% of the shares of the Common Stock vesting on the third anniversary of the Effective Date and the remaining 50% of the shares of the Common Stock vesting on the fourth anniversary of the grant date. The Restricted Stock Award shall be in all respects subject to the Plan and any amendments thereto, and conditioned upon Employee’s execution of a restricted stock award agreement evidencing the grant of the Restricted Stock Award (the “Restricted Stock Agreement”). The terms and conditions of the vesting of the Restricted Stock Award, including, if at all, after termination of Employee’s employment or services, are governed by the Plan and the Restricted Stock Agreement. As soon as reasonably practicable after the Effective Date, the Compensation Committee of the Board of Directors also will grant Employee a stock option (the “Option Award”) to purchase up to 225,000 shares of the Common Stock at an exercise price equal to the greater of (i) $1.37 per share or (ii) 115% of the closing bid price of the Common Stock as reported by The Nasdaq Capital Market on the grant date, which is expected to occur on the Effective Date. Fifty-thousand shares of the Common Stock underlying the stock option will vest on each of the first, second, and third, anniversaries of the grant date, with the remaining seventy-five thousand shares of the Common Stock vesting on the fourth anniversary of the grant date. The stock option will have a ten-year term, subject to earlier expiration as provided in the Plan or the Option Agreement, as defined below. The Option Award shall be in all respects subject to the Plan and any amendments thereto, and conditioned upon Employee’s execution of a stock option agreement evidencing the grant of the Option Award (the “Option Agreement”). The terms and conditions upon which the Option Award may be exercised, including, if at all, after termination of Employee’s employment or services, are governed by the Plan and the Option Agreement.

c.
Withholding Taxes – All forms of compensation paid or payable to Employee whether set forth in this Agreement or otherwise are subject to reduction to reflect applicable withholding and payroll taxes in accordance with state and federal law.

d.
Reimbursement for Business Expenses – Employee shall receive reasonable and customary reimbursement for business expenses incurred on behalf of Company; provided, however, that Employee shall provide appropriate receipts and documentation for any such expenses.

e.
Paid Time Off – Employee shall be entitled to three-weeks, or 120 hours, of vacation plus 40 hours of sick time annually. All vacation and sick leave are subject to the terms and conditions established by Company and applicable law.

f.
Benefits – Employee will be eligible for Company’s benefit programs in accordance with the benefit plan documents. Current benefits include, but are not limited to, health, dental, vision, life, and long-term disability insurances, FSA (flexible spending account), HSA (health spending account), and a 401K plan.

g.
Recovery of Compensation. - Employee acknowledges and agrees that all or any portion of an incentive award under the above described bonus and incentive compensation plans or any future arrangement established by Company to provide incentive or bonus compensation, whether payable in cash, Company Common Stock, or other property (“Award”), is subject to an obligation of repayment by Employee to Company if the amount of the Award was calculated based upon the achievement of certain financial results (as reflected in the financial statements of Company or otherwise) or other performance metrics that, in either case, were subsequently found to be materially inaccurate. The amount that shall be repaid by Employee to Company shall be based on the excess amount paid or awarded to the Employee under the Award as compared to the amount that would have been paid or awarded had the material inaccuracy not occurred. If the Compensation Committee of the Board of Directors determines that Employee engaged in misconduct, malfeasance, or gross negligence in the performance of his duties that either caused or significantly contributed to the material inaccuracy in financial statements or other performance metrics, there shall be no time limit on this right of recovery, which shall apply to all future Awards as well as to any and all pre-existing Awards that have not yet been determined and paid as of the date of this Agreement. In all other circumstances, this right of recovery shall apply to all future Awards as well as to any and all pre-existing Awards that have not yet been determined and paid as of the date of this Agreement for a period not exceeding one year after the date of payment of each such Award. In addition, Employee hereby agrees that, if he does not promptly repay the amount recoverable hereunder within thirty (30) days of a demand therefore, such amount may be withheld from compensation of any type not yet due and payable to Employee, including, but not limited to, the cancellation of future Awards, as determined by the Compensation Committee in its sole discretion. In addition, the Compensation Committee is granted the discretionary authority to interpret and enforce this provision as it determines to be in the best interest of Company and equitable to the parties. Notwithstanding anything herein, this provision shall not be Company’s exclusive remedy with respect to such matters. In addition, the parties agree that Company may unilaterally amend this provision at any time to comply with applicable law or securities exchange listing rules, as the same may be in effect from time to time during Employee’s employment with Company and for any relevant period thereafter.

5.
Termination:

a.
Employment by the Company is “at-will,” meaning Company may terminate Employee’s employment with Company at any time and for any reason not prohibited by law. Similarly, Employee may voluntarily resign from employment with Company at any time and for any reason. All of Employee’s rights and all of Company’s obligations hereunder shall terminate effective on the last date of Employee’s employment. Additionally, any position Employee holds as an officer or director of Company or any of its affiliates, and/or any position as a member of any committees of the Board of Directors of Company or any of its affiliates shall be deemed to have ended by resignation effective as of Employee’s date of termination from employment with Company. Notwithstanding the foregoing, Employee’s obligations and Company’s rights under Sections 6 through 11 of this Agreement shall survive the termination of this Agreement and Employee shall be entitled to receive the unpaid portion of any wages earned up to the date of such termination, including the Base Salary, and all benefits payable to Employee as a result of such termination under the terms of Company’s employee benefit plans.

b.
Upon termination from employment with Company, Employee may be eligible for a severance payment in accordance with the terms and conditions of the Executive Compensation Policy dated August 26, 2019 (“Severance Policy”), and any amendments thereto. If Employee is terminated without cause by Company, as that term is defined in the Severance Policy, Employee is eligible for the greater of either the severance amount due Employee as set forth in the Severance Policy or a severance payment of up to six months of Employee’s Base Salary as determined by the Compensation Committee of the Board of Directors in their sole discretion. In order to receive any severance payment offered by the Compensation Committee beyond what is provided in the Severance Policy, Employee must execute a full general release in favor of Company.

c.
The effect of termination of employment on Employee’s vested or unvested equity interest shall be governed by the terms of the Plan and the award agreements issued thereunder.

6.
Proprietary Information:

a.
Except as may be required in the course of employment by Company, Employee agrees that any and all Proprietary Information, as hereinafter defined, which Employee has made, conceived of, developed or originated, either individually or jointly with any other person or persons at any time during the period of employment by Company, whether during working hours or any other time, which relate in any way to the business or the type of business now or hereafter engaged in or contemplated by Company during the period of Employee’s employment or which result from or may be suggested by any work Employee does for Company or at Company’s request, shall be the property of Company. As used herein, “Proprietary Information” shall mean any and all proprietary property including but not limited to:

●
Company strategies, product development plans, marketing plans, product developments, service developments, processes, practices, customer information, vendor information, sourcing data and strategies; and
●
Company proprietary systems and software.

b.
Employee shall promptly disclose and assign such Proprietary Information to Company’s representatives and do all such acts, and execute and deliver all such documents, as may be necessary to vest in Company the title to all such Proprietary Information and enable Company to properly prepare and prosecute any and all applications for patents, trademarks or copyrights thereon as well as all reissues, renewals and extensions thereof, so that Company shall be the sole and absolute owner of all right, title and interest in said proprietary property. It is understood and agreed that the words “which relate in any way to the business or the type of business now or hereafter carried on or contemplated by Company” shall properly cover any reasonable development or extension of Company’s field of operation. These obligations shall continue beyond the termination or expiration of Employee’s employment with respect to inventions, discoveries and developments conceived or made by Employee during the period of employment and shall be binding on Employee’s assigns, executors, heirs, administrators and other legal representatives. Employee agrees that all correspondence, drawings, reports, ideas, blueprints, manuals, letters, notes, analyses, notebooks, reports, charts, programs, proposals or any other documents concerning Company’s customers or products or processes, whether or not prepared by and in the course of employment, alone or in conjunction with others, is the property of Company and upon termination or expiration of employment for any reason, Employee shall promptly return to Company any such documents in his possession, custody or control.

c.
Employee agrees that Employee will not at any time during or after the termination or expiration of employment, except as authorized or directed in writing by Company, use for Employee’s own benefit or the benefit of a third party, copy, reveal, divulge or make known in any manner to any person or firm the Propriety Information of Company or its affiliates.

7.
Trade Secrets:

a.
Employee agrees that Employee will not at any time during or after the termination or expiration of employment, except as authorized or directed in writing by Company, use for Employee’s own benefit or the benefit of a third party, copy, reveal, divulge or make known in any manner to any person or firm the Trade Secrets of Company or its affiliates.

b.
For purposes of this Agreement, “Trade Secrets” shall mean the whole or any portion of any information, formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets include any scientific, technical or commercial information, including any design, procedure, list of suppliers, list of customers, business code, sales or installation technique, or improvement thereof.

c.
Employee understands that if, either during employment or thereafter, Employee discloses to others, uses for Employee’s own benefit or for the benefit of any person or entity other than Company, copies, or makes notes of any Trade Secrets, such conduct will constitute a breach of the confidence and trust bestowed upon Employee by the Company and will be a breach of this Agreement.

d.
Pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Moreover, if Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Employee may disclose a trade secret to Employee’s attorney and use the trade secret information in the court proceeding; provided, however that Employee: (i) shall file any document containing the trade secret under seal; and (ii) shall not disclose the trade secret, except pursuant to a court order.

8.
Restricted Covenants:

a.
For a period of one year after Employee’s last day of employment with Company, Employee agrees that he shall not directly or indirectly solicit or attempt to solicit from Company or its related entities, or knowingly employ, retain or use the services of any employee or independent contractor who was employed or contracted by Company or its related entities during Employee’s employment with Company.

b.
For a period of one year after Employee’s last day of employment with Company, Employee agrees that he will not, on behalf of himself or any person or entity that engages in a Competing Business (as defined below) or is attempting to engage in a Competing Business, directly or indirectly solicit, deal with, or provide service to any person, firm or corporation who or which was a customer of Company at any time during the period that Employee was employed by Company.

c.
For a period of one year after Employee’s last day of employment with Company, Employee agrees that he will not directly or indirectly have any involvement, or ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a Competing Business. It is agreed that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

d.
For the purposes of these restrictions, a “Competing Business” is a person, firm, corporation or business that is providing or developing competing products and/or services in the optics or photonic solutions industries or another line of products or services that Company develops or provides during Employee’s employment with Company.

9.
Return of Property and Records: On termination of employment, Employee shall deliver to the Director of Corporate Human Resources any property of Company in Employee’s possession or under Employee’s control, including without limitation, all records, notes, data, memoranda, models, credit cards, office keys, security access cards, identification cards and equipment of any nature.

10.
Non-Disparagement: Employee agrees not to engage in any conduct which is detrimental to the interests of Company, including, but not limited to, making any statements disparaging of Company, its products, services, employees, officers or Board of Directors, to any person or entity, including, but not limited to, any media.

11.
Cooperation: Employee agrees that following his termination from employment with Company for any reason, at Company’s request, he shall reasonably assist and advise Company in any investigation which may be performed by Company or any governmental agency and any litigation in which Company may become involved. Such assistance shall include Employee making himself reasonably available for interviews by Company or its counsel, deposition and/or court appearances at Company’s request. Company shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints that Employee may have. Company shall reimburse Employee for reasonable expenses, such as telephone, travel, lodging and meal expenses, incurred by Employee at Company’s request, consistent with Company’s generally applicable policies for employee expenses as well as pay Employee a per-diem amount equal to $1,750.00 for each full business day Employee is required to provide such cooperation, which per-diem amount shall be paid to Employee within ten (10) business days following the last day of the month in which such per-diem amounts are earned. To the maximum extent permitted by law, Employee agrees that he will notify the Chairman of the LightPath Board of Directors if he is contacted by any governmental agency, or by any person contemplating or maintaining any claim or legal action against Company, or by any agent or attorney of such person, within three business days of such contact.

12.
Waiver or Modification of Agreement: No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any modification or waiver shall be offered or received as evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

13.
Choice of Law: This Agreement and the performance hereunder and all suits, claims, and special proceedings hereunder shall be construed in accordance with the laws of the State of Florida. In any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Florida shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which the action or special proceeding may be instituted.

14.
Binding Effect of Agreement: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.

15.
Invalid Provision; Severability: The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereto, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted, with the exception of Section 8, which may be revised to the extent it provides Company the maximum restriction permitted by law or omitted if no such revision is permitted by law. If any portion of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion will be deemed severed from the remaining portions of this Agreement, which will otherwise remain in full force.

16.
Costs of Enforcement: In the event either party initiates action to enforce his, her or its rights hereunder, the substantially prevailing party shall recover from the substantially non-prevailing party its reasonable expenses, court costs, including taxed and untaxed costs, and reasonable attorneys’ fees, whether suit be brought or not (jointly referred as to “Expenses”). Expenses incurred in enforcing this Section shall be covered by this Section. For this purpose, the court is requested by the parties to award actual costs and attorneys’ fees incurred by the substantially prevailing party, it being the intention of the parties that the substantially prevailing party be completely reimbursed for all such costs and fees. The parties request that inquiry by the court as to the fees and costs shall be limited to a review of whether the fees charged and hourly rates for such fees are consistent with the fees and hourly rates routinely charged by the attorneys for the substantially prevailing party.

17.
Assignment: This Agreement shall be construed as a contract for personal services by Employee to Company and shall not be assignable by Employee. This Agreement may be assigned by Company.

18.
Waiver: No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof shall constitute a waiver of the parties’ rights to demand exact compliance with the terms hereof.

19.
Strict Construction: This Agreement was the joint, negotiated product of the parties. Therefore, neither party shall advance a position that any provision hereof should be more strictly construed against the other party on the basis that such other party prepared such provision.

20.
Cumulative Rights: Unless otherwise provided herein, all rights, powers and privileges conferred upon the parties by law, this Agreement or otherwise shall be cumulative.

21.
Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

22.
Singular/Plural Feminine/Masculine, Successors or Assigns: All references as used herein shall include male and female, singular and plural, and successors or assigns in the use of a corporation, partnership, individual or entity in any place or places herein in which the context may require or permit such substitution, substitutions or designations.

23.
Complete Agreement: This written Agreement contains the sole and entire agreement between the parties as to the matters contained herein and supersedes any and all other agreements between them and any other document executed by Employee as contemplated thereby. The parties acknowledge and agree that neither of them has made any representation with respect to such matters of this Agreement or any representations except as are specifically set forth herein, and each party acknowledges that he or it has relied on his or its own judgment in entering into this Agreement. The parties further acknowledge that statements or representations that may have been heretofore made by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with his or its dealing with the other.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of February 24, 2020.

“COMPANY”
LightPath Technologies, Inc.
By: /s/ Robert Ripp
Print Name: Robert Ripp
Title: Chairman of the Board of Directors
Date: February 24, 2020
“EMPLOYEE”
/s/ Sam Rubin
EMPLOYEE NAME: Sam Rubin
Date: February 14, 2020